United Security Bancshares - Continued Balance Sheet Deleveraging and Additional Loan Loss Provisions During 2010 - Updated

FRESNO, Calif., April 8, 2011 /PRNewswire/ -- United Security Bancshares (http://www.unitedsecuritybank.com/) (Nasdaq Global Select: UBFO) reported audited results for the year-to-date and quarterly periods ended December 31, 2010 in its filing of the annual Form 10-K with the Securities and Exchange Commission on April 4, 2011. Consolidated net loss was $4,439,000, or $(0.34) per basic and diluted common share for the year ended December 31, 2010, compared to a consolidated net loss of $4,537,000, or $(0.35) per basic and diluted common share for the year ended December 31, 2009. Net loss was $5,807,000, or $(0.45) per basic and diluted common share, for the quarter ended December 31, 2010, compared to a loss of $425,000, or $(0.03) per basic and diluted common share for the quarter ended December 31, 2009.

Annualized return on average equity (ROE) for the year ended December 31, 2010 was -5.67%, compared to -5.77% for the same period in 2009. Annualized return on average assets (ROA) was -0.63% for year ended December 31, 2010 compared to -0.62% for the same period in 2009. Annualized return on average equity (ROE) for the quarter ended December 31, 2010 was -29.01%, compared to -2.18% for the same quarterly period in 2009. Annualized return on average assets (ROA) was -3.28% for quarter ended December 31, 2010 compared to -0.23% for the same quarterly period in 2009.

The Board of Directors of United Security Bancshares declared a first quarter 2011 stock dividend of one percent (1%). The stock dividend was payable to shareholders of record on January 7, 2011, and the shares were issued on January 19, 2011.

Dennis R. Woods, President and Chief Executive Officer of the Company, added, "While we reported a net loss for 2010, operating results were improved over the previous year and we continue to see improvements in levels of allowance for loan losses, liquidity, and capital ratios. At December 31, 2010, the Company had cash and cash equivalents of more than $98,400,000 as compared to $29,200,000 at December 31, 2009. Total risk-based capital was 16.17% at December 31, 2010 and 14.30% at December 31, 2009. Goodwill impairment charges were half of those reported during 2009, although still accounted for nearly one third of the $4,439,000 net loss reported during the year ended December 31, 2010. The net loss was also impacted by an additional $2.6 million recorded as a pre-tax provision for loan losses ($1.5 million net of tax) relating to three lending relationships that were revalued based upon current appraisals received after the year end and after our original 2010 earnings release dated March 3, 2011, bringing the allowance for loan losses to $16.5 million or 3.75 % of total loans at December 31, 2010. During 2010, we continued to deleverage the balance sheet, reducing our reliance on wholesale funding while improving liquidity and continuing our efforts to reduce problem assets.

"Our ongoing efforts to reduce problem assets are not necessarily reflected in the balance sheet at December 31, 2010. During 2010, we sold or wrote-down more than $15,650,000 in OREO properties, but transferred $14,200,000 in foreclosed properties from loans to OREO during the year. The first quarter of 2011 has been active for OREO sales with one sale already completed and several other sales expected to be completed by the end of the first quarter of 2011. While we have had success in reducing nonaccrual loans through restructuring loans with borrowers or through foreclosure when required, a single large lending relationship that went to nonaccrual status late during the fourth quarter of 2010 increased nonaccrual loans at December 31, 2010 to levels similar to those reported at December 31, 2009.

"While reporting net losses is not good from a business and shareholder perspective, the net losses reported during 2009 and 2010 will allow us to recapture some of our income taxes paid in previous years. The Worker, Homeownership and Business Assistance Act of 2009 enacted in November 2009 allows taxpayers to elect up to a five-year carryback for net operating losses (NOL) generated during 2008 or 2009 to offset taxable income in those preceding taxable years. We have amended our 2009 tax return and anticipate recovering nearly $4,900,000 in past taxes paid under the NOL five-year carryback option. We will utilize the standard two-year NOL carryback option allowed under the current tax provisions for 2010 and future reporting periods as appropriate."

Shareholders' equity at December 31, 2010 was $73,270,000 and Shareholders' equity at December 31, 2009 was $75,821,000.

Net interest income before provision for credit loss for the year ended December 31, 2010 was $27,901,000, down from $28,349,000 reported during the year ended December 31, 2009 and was $6,538,000 for the quarter ended December 31, 2010, down from $7,247,000 reported during the quarter ended December 31, 2009. The net interest margin was 4.58% for the year ended December 31, 2010 and 4.49% for the year ended December 31, 2009. The net interest margin was 4.33% for the quarter ended December 31, 2010 compared to 4.65% for the quarter ended December 31, 2009. On a year-over-year basis, the Company has continued to benefit from decreasing costs on interest-bearing liabilities, which has more than outweighed the decline in yield on interest-earning assets.

Noninterest income for the year ended December 31, 2010 was $5,939,000, down $366,000 from $6,305,000 reported for the year ended December 31, 2009. As with the fourth quarter discussed below, changes in noninterest income on a year-to-year comparative basis are partly the result of decreases of $829,000 in fair value gains recorded on the Company's junior subordinated debt, and decreases of $694,000 in other noninterest income between the two year-to-date periods resulting from $863,000 in gains taken during the fourth quarter of 2009 on the sale of loan-related farm equipment that were not again realized in 2010. On a year-to-date basis, the Company benefited from a reduction of $708,000 in net losses on sales of OREO with net losses of $85,000 reported for the year ended December 31, 2010 compared to net losses of $793,000 reported for the year ended December 31, 2009. In addition, the Company realized gains of $509,000 on the sale of a real estate loan portfolio during the year ended December 31, 2010.

Noninterest income for the quarter ended December 31, 2010 was $481,000, reflecting a decrease of $2,387,000 from $2,868,000 in noninterest income reported during the quarter ended December 31, 2009. During the fourth quarter of 2010, the Company realized losses related to fair value adjustments on its junior subordinated debt of $529,000, reflecting a decrease of $1,384,000 from the $855,000 gain recorded during the fourth quarter of 2009. Other noninterest income decreased $843,000 between the quarters ended December 31, 2009 and December 31, 2010 as a result of $840,000 in gains taken during the fourth quarter of 2009 on the sale of loan-related farm equipment. Net losses on the sale of other real estate owned (OREO) through foreclosure sales totaled $182,000 during the quarter ended December 31, 2010, representing an increase of $145,000 when compared to net losses totaling $37,000 realized during the quarter ended December 31, 2009.

For the year ended December 31, 2010, noninterest expense totaled $29,020,000, up $1,054,000 from $27,966,000, reported for the year ended December 31, 2009. Noninterest expense for the quarter ended December 31, 2010 totaled $8,067,000 compared with $6,353,000 for the quarter ended December 31, 2009, an increase of $1,714,000 or 27.0% between the two quarterly periods. On a year-to-date basis, impairment losses and other expenses related to OREO increased $1,427,000 from $2,936,000 during the year ended December 31, 2009 to $4,363,000 for the year ended December 31, 2010, while regulatory insurance assessments increased $1,343,000 between 2009 and 2010, from $1,203,000 for the year ended December 31, 2009 to $2,546,000 for the year ended December 31, 2010. Impairment losses on goodwill and intangible assets decreased $1,636,000 between the years ended December 31, 2010 and 2009, respectively, with goodwill impairment losses of $1,414,000 reported during 2010 compared to $3,026,000 reported during 2009. The Company does not recognize any tax benefit related to these goodwill impairment losses, and as a result, the losses impact the Company's net income dollar-for-dollar. As a result, the goodwill impairment losses represent approximately 49.0% and 67.0% of the net loss reported by the Company for the years ended December 31, 2010 and December 31, 2009, respectively.

For the year ended December 31, 2010 the provision for loan loss was $12,475,000 compared to $13,375,000 for the year ended December 31, 2009, representing a decrease of $900,000 between the two year-to-date periods. The provision for loan loss was $9,099,000 for the quarter ended December 31, 2010 compared to $4,782,000 for quarter ended December 31, 2009, representing an increase of $4,317,000 between the two quarterly periods.

While the Company has experienced some improvement on average in 2010 as compared to 2009 in the overall level of problem assets, the Company may experience additional losses related to problem assets due to a continued weak economy and weak real estate markets in our service area. There can be no assurance that we will not experience future increases in nonperforming assets or that the disposition of such nonperforming assets will not adversely affect our profitability. As a result of continued weakness in the economy and specifically weak real estate markets in our service area, we continue to build the allowance for loan losses which totaled 3.75% of total loans at December 31, 2010 compared to 2.96% of total loans at December 31, 2009. In determining the adequacy of the allowance for loan losses, Management's judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses at December 31, 2010 to be adequate.

Non-performing assets decreased approximately $937,000 between December 31, 2009 and December 31, 2010, but increased as a percentage of total assets to 10.40% of total assets at December 31, 2010 up from 10.31% of total assets on December 31, 2009, as a result of declines in total assets between the two periods. OREO, a component of nonperforming assets, decreased $637,000 between December 31, 2009 and December 31, 2010, but increased $1,326,000 between September 30, 2010 and December 31, 2010 as the result of the transfer of approximately $4,420,000 in impaired loans to OREO during the fourth quarter of 2010. Impaired loans totaled $50,881,000 at December 31, 2010, decreasing $2,913,000 from the balance of $53,794,000 at December 31, 2009, but increasing $5,079,000 from the balance of $45,802,000 at September 30, 2010. Similarly, nonaccrual loans of $34,394,000 at December 31, 2010, decreased $362,000 from the balance of $34,756,000 at December 31, 2009 but increased $3,891,000 from the balance of $30,503,000 at September 30, 2010. The increase in both impaired loans and nonaccrual loans during the fourth quarter of 2010 is largely the result of a single large lending relationship totaling approximately $10,550,000 which went to nonaccrual status during December 2010. Annualized net loan charge-offs totaled 4.81% and 3.19% of average loans during the quarters ended December 31, 2010 and December 31, 2009, respectively, and totaled 2.24% and 1.85% of average loans during the years ended December 31, 2010 and December 31, 2009, respectively.

United Security Bancshares is a $675+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the Company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business, including California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and RICs; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California's budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and particularly the section of Management's Discussion and Analysis. Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets
(dollars in thousands)
	December 31,	December 31,
	2010	2009
Assets
Cash and noninterest-bearing deposits in other banks	$13,259	$15,006
Cash and due from Federal Reserve Bank	85,171	2,638
Federal funds sold	0	11,585
Cash and cash equivalents	98,430	29,229
Interest-bearing deposits in other banks	4,396	3,313
Investment securities (AFS at market value)	51,503	71,411
Loans and leases, net of unearned fees	441,046	507,708
Less: Allowance for credit losses	(16,520)	(15,016)
Net loans	424,526	492,692
Premises and equipment - net	12,909	13,296
Bank owned life insurance	15,493	14,972
Intangible assets	7,186	9,425
Other real estate owned	35,580	36,217
Other assets	28,187	22,680
Total assets	$678,210	$693,235
Deposits:
Noninterest bearing demand and NOW	$199,675	$187,754
Money market and savings	158,253	144,911
Time	199,538	228,995
Total deposits	557,466	561,660
Borrowed funds	32,000	40,000
Other liabilities	4,828	5,038
Junior subordinated debentures (at fair value)	10,646	10,716
Total liabilities	604,940	617,414
Shareholders' equity:
Common shares outstanding:
13,003,849 at December 31, 2010
12,496,499 at December 31, 2009	39,869	37,575
Retained earnings	33,807	40,499
Accumulated other comprehensive income	(406)	(2,253)
Total shareholders' equity	73,270	75,821
Total liabilities and shareholders' equity	$678,210	$693,235

United Security Bancshares
Consolidated Statements of Income (Quarters unaudited)
Periods Ended December 31, 2010 and 2009
(dollars in 000s, except per share amounts)
	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Interest income:
Interest and fees on loans	$6,910	$7,857	$29,502	$31,197
Interest on investment securities	611	972	2,852	4,356
Interest on Federal funds sold and
deposits in other banks	59	23	136	123
Total interest income	7,580	8,852	32,490	35,676
Interest expense:
Interest on deposits	951	1,447	4,217	6,192
Interest on other borrowed funds	91	158	372	1,135
Total interest expense	1,042	1,605	4,589	7,327
Net interest income before provision for credit losses	6,538	7,247	27,901	28,349
Provision for credit losses	9,099	4,782	12,475	13,375
Net interest income	(2,561)	2,465	15,426	14,974
Noninterest income:
Customer service fees	908	923	3,812	3,882
Increase in cash surrender value of
bank owned life insurance	140	140	554	544
Gain on sale of loans	0	0	509	0
Loss on sale of other real estate owned	(182)	(37)	(85)	(793)
(Loss) gain on Fair Value Option of Financial Assets	(529)	855	316	1,145
Other noninterest income	144	987	833	1,527
Total noninterest income	481	2,868	5,939	6,305
Noninterest expense:
Salaries and employee benefits	2,320	2,149	8,949	8,551
Occupancy expense	966	877	3,789	3,692
Professional fees	464	702	2,081	2,201
Regulatory insurance assessments	1,081	331	2,546	1,203
Impairment losses and other expenses on OREO	1,690	920	4,363	2,936
Impairment losses on goodwill and intangible assets	0	24	1,471	3,107
Impairment losses on investment securities	165	123	1,253	843
Other noninterest expense	1,381	1,227	4,568	5,433
Total noninterest expense	8,067	6,353	29,020	27,966
Income before income tax provision	(10,147)	(1,020)	(7,655)	(6,687)
Provision for income taxes	(4,340)	(595)	(3,216)	(2,150)
Net Income	($5,807)	($425)	($4,439)	($4,537)

United Security Bancshares
Selected Financial Data (Quarters Unaudited)
(dollars in 000s, except per share amounts)
	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Basic earnings per share	($0.45)	($0.03)	($0.34)	($0.35)
Diluted earnings per share	($0.45)	($0.03)	($0.34)	($0.35)
Weighted average basic shares for EPS	13,003,840	13,003,840	13,003,840	13,003,840
Weighted average diluted shares for EPS	13,003,840	13,003,840	13,003,840	13,003,840

Annualized return on:
Average assets	-3.28%	-0.23%	-0.63%	-0.62%
Average equity	-29.01%	-2.18%	-5.67%	-5.77%
Yield on interest-earning assets	5.02%	5.67%	5.33%	5.65%
Cost of interest-bearing liabilities	0.87%	1.28%	0.93%	1.43%
Net interest margin	4.33%	4.65%	4.58%	4.49%
Annualized net charge-offs to average loans	4.81%	3.19%	2.24%	1.85%

	December 31,	December 31,
	2010	2009
Shares outstanding - period end	13,003,840	12,496,499
Book value per share	$5.63	$6.07
Tangible book value per share	$5.08	$5.31
Efficiency ratio	85.76%	80.70%
Total nonperforming assets (1)	$70,521	$71,458
Nonperforming assets to total assets	10.40%	10.31%
Total Impaired loans (2)	$50,881	$53,794
Total nonaccrual loans	$34,394	$34,757
Allowance for loan losses to total loans	3.75%	2.96%
Tier 1 leverage - consolidated	11.50%	11.68%
Tier 1 leverage - Bank	11.04%	11.19%
Tier 1 risk-based capital - consolidated	14..90%	13.03%
Tier 1 risk-based capital - Bank	14.35%	12.47%
Total risk-based capital - consolidated	16.17%	14.30%
Total risk-based capital - Bank	15.58%	13.70%

(1) Other real estate owned through foreclosure, nonaccrual loans, and loans past due 90 days of more still accruing interest.
(2) Includes troubled debt restructures.

CONTACT: Dennis R. Woods, President and Chief Executive Officer of United Security Bank, +1-559-248-4928